                  FHMA PORTABLE SUBSCRIBER UNIT AGREEMENT

                                 by and between

                          HUGHES NETWORK SYSTEMS, INC.

                                      and

                          GEOTEK COMMUNICATIONS, INC.

                            Dated as of May 19, 1995

                                   AGREEMENT

                  THIS AGREEMENT (the "Agreement") is made as of this 19th day of May, 1995 (the "Effective Date"), by and between GEOTEK COMMUNICATIONS, INC., a Delaware corporation, with offices at 20 Craig Road, Montvale, New Jersey 07645 ("Geotek"), and HUGHES NETWORK SYSTEMS, INC., a Delaware corporation, with offices at 10450 Pacific Center Court, San Diego, California 92121 ("HNS").

                                    RECITALS

         A. Geotek is engaged in the business of providing wireless communication services (voice and data) and is the owner of licenses (the "FCC Licenses") issued by the Federal Communications Commission ("FCC") in certain markets within the United States. Geotek, through its subsidiary, PowerSpectrum Technology, Ltd., a corporation organized under the laws of Israel ("PST"), is engaged In the development of certain proprietary digital wireless communications technology known as Frequency Hopping Multiple Access ("FHMA") for the purpose of providing wireless communications services (the "FHMA Technology"), as more particularly described in Annex A attached hereto. In connection with such efforts, Geotek desires for HNS to develop a design specification and a manufacturing specification for an FHMA - based portable subscriber unit (the "PSU900D"), and to manufacture PSU900Ds for sale to Geotek and its end users pursuant to the terms hereof.

         B. HNS is engaged in the business of designing, manufacturing and distributing wireless communications equipment, including digital cellular radio terminals, and is the owner of certain proprietary information related thereto. HNS desires to develop a design specification for the PSU900D and to manufacture PSU900Ds for sale to Geotek and its end users pursuant to the term hereof.

         C. Geotek and HNS have entered into an Interim Agreement, dated as of March 8, 1995, under which the parties hereto expressed their interest in mutually cooperating toward, among other things, the development and manufacturing of the PSU900D, and wish to establish in this Agreement the terms and conditions relating to such development and production of PSU900Ds.

         D. Geotek and HNS acknowledge that trade-offs may be necessary in the development of the PSU900D under this Agreement that might affect one or more of the schedule, costs, performance or reliability of the PSU900Ds.

         E. Geotek and HNS acknowledge that time to market is a critical success factor for the PSU900D, Geotek service business and other market acceptance of the FHMA Technology, therefore Geotek and HNS have established [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] as the target date for starting delivery of Production Units (as defined below). Geotek and HNS further acknowledge that the scheduled date for initial production cannot be determined until the completion of the Design Specification and Project Plan to be incorporated in Annex D.

                                   AGREEMENT

         NOW THEREFORE, in consideration of the mutual provisions hereinafter set forth, Geotek and HNS, intending to be legally bound, agree as follows:


                                   ARTICLE 1

                             MANAGING COORDINATORS

         HNS and Geotek each shall appoint a "Managing Coordinator" who shall manage such party's performance under this Agreement, be the primary manufacturing and technical interface with the other party and serve as the focal point for the identification and resolution of any problems that may surface during the course of development and manufacturing of the PSU900D. Promptly following the Effective Date, each party shall provide written notice to the other party of its initial Managing Coordinator, and thereafter shall give prompt notice to the other party in the event there is a change in its Managing Coordinator. The Managing Coordinators shall not have authority to amend or modify the terms of this Agreement.


                                   ARTICLE 2

                                  DEVELOPMENT

         2.1. Deliveries by Geotek. Within 30 days following the Effective Date, Geotek shall provide to HNS the documents set forth in Annex B hereto (the "Geotek Specification"). HNS acknowledges that such documents may be in final or draft form. HNS shall provide written confirmation to Geotek upon receipt of all such documents, and promptly notify Geotek if any additional information or documents are required by HNS prior to the preparation of the items set forth in
Section 2.2. Following the receipt of any such additional documents, HNS and Geotek will have 10 days to review and reach mutual agreement as to the requirements set forth in Annex B.

         2.2. Deliveries by HNS. Within 60 days of reaching the mutual agreement set forth in Section 2.1, HNS shall prepare and deliver to Geotek the following:

                  (a) Design Specification. A design specification for the PSU900D (the "Design Specification"), which shall incorporate the requirements outlined in the Geotek Specification and shall contain the items set forth in Annex C hereof;

                  (b) Project Plan. A development and production schedule and project plan (the "Project Plan") which shall contain an outline of the development effort for the PSU900D, set forth milestone dates in respect of such development effort (including but not limited to events where mutual agreement,

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approvals or testing is required and deliverables from sub-contractors are due), and set forth the preliminary production schedule.

         2.3. Interactive Support. Both parties acknowledge that the development of the items set forth in Sections 2.1 and 2.2 is a collective effort which will include, without limitation, the sharing of information (including proprietary information) necessary for the timeliness and completeness of the deliverables.

         2.4.     Approval of Design Specification and Project Plan.

                  (a) Upon delivery of the Design Specification, Geotek and HNS shall review the Design Specification and determine whether the product defined therein incorporates the requirements of the Geotek Specification, and whether the Acceptance Test Plan set forth therein will adequately demonstrate that the PSU900D meets the Design Specification. The Design Specification, upon mutual approval, shall be used as the controlling document for the design effort and for acceptance of the product developed hereunder by Geotek.

                  (b) Geotek and HNS shall review the Project Plan and agree upon the milestone dates for the development schedule and production schedule set forth therein, which shall be consistent with this Agreement. Upon mutual approval, HNS shall use its best efforts to meet the milestones set forth in the Project Plan.

                  (c) Geotek shall have 10 business days from its receipt of deliveries from HNS pursuant to Section 2.4(a) and (b) to review such deliveries and provide comments to HNS. Any item not specifically disapproved within such period shall be deemed approved by Geotek.

                  (d) All aspects of the Design Specification and Project Plan which affect HNS' ability to meet the schedule, cost and performance, development and delivery parameters of the project shall be subject to mutual agreement. Geotek shall make the final decision with respect to all other matters relating thereto.

                  (e) Upon mutual approval thereof by Geotek and HNS, the Design Specification and the Project Plan shall be attached hereto as Annex D and shall thereupon be incorporated herein.

         2.5 Quarterly Reviews. Following approval of the Design Specification and the Project Plan and until the Completion of Development (as defined in Section 2.11), HNS and Geotek shall hold quarterly reviews of the development effort for the PSU900D, which shall cover, among other things, progress toward meeting milestone dates and the cost of development.

         2.6 Amendments. The Design Specification and the Project Plan, once approved by Geotek and HNS, shall be amended or modified only upon the consent of both parties, which consent shall not be unreasonably withheld. Any such amendment or modification shall be made only by a written agreement executed by

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each party specifically amending Annex D hereto. In the event of a change in the
Design Specification or the Project Plan, the parties shall, to the extent appropriate, negotiate in good faith reasonable and equitable, adjustments in the price, payments and/or payment schedule set forth in Articles 4 and 5 (including without limitation the advance payments set forth in Section 5.2).

         2.7 Delivery of Development Units. Prior to prototype delivery, HNS shall build and deliver five development units (the "Development Units") to Geotek. The Development Units shall be equivalent in form and function to the prototypes described in Section 2.8; however the Development Units may not meet all requirements and specifications set forth in the Design Specification. An exceptions letter, stating the requirements and specifications that are not met, shall be included by HNS with the shipment of the Development Units.

         2.8 Production of Prototypes. HNS shall produce, and deliver to Geotek 20 pilot prototypes of the PSU900D, which shall be in conformity with the Design Specification and the project Plan (the "Prototypes"). The primary goal of the production of the Prototypes shall be to test the design and performance of the PSU900D.

         2.9 Testing of Prototypes. HNS and Geotek shall test the Prototypes in accordance with the test procedures set forth in the Design Specification. Geotek shall provide, at no cost to HNS, network equipment (defined as "Customer Furnished Equipment" in the Design Specification) for testing Prototypes at an HNS-approved design center in the United States, and HNS shall test such Prototypes (or HNS shall cause such testing to be done). HNS shall have the right to re-ship Customer Furnished Equipment for testing, at its own expense, to locations outside the United States. Upon such Prototypes meeting the test criteria set forth in the Acceptance Test Plan contained in the Design Specification pursuant to Annex C, HNS shall ship such Prototypes to Geotek. Geotek shall complete its testing of the Prototypes within 30 days after the delivery of the Prototypes to Geotek. If the Prototypes shall fail to meet the Geotek Acceptance Criteria contained in the documents delivered pursuant to Annex B, Geotek shall give HNS notice thereof and shall specify in reasonable detail why the Prototypes do not meet the Acceptance Criteria or the Acceptance Test Plan. HNS shall promptly make modifications to such Prototypes to enable the Prototypes thereafter to meet the Acceptance Criteria and the Acceptance Test Plan, and such modified Prototypes shall be retested as reasonably appropriate and as set forth above. If the Prototypes shall meet the Acceptance Criteria, as reasonably determined by Geotek, Geotek shall provide HNS with an acceptance notice acknowledging such compliance, provided, however, that the failure of Geotek to notify HNS within 30 days after its receipt of the Prototypes (or in the case of correction of any failure to meet the Acceptance Criteria or the Acceptance Test Plan 15 days following Geotek's receipt of the corrected Prototypes) of any failure to meet the Acceptance Criteria or the Acceptance Test Plan shall be deemed to constitute Geotek's acceptance of the Prototypes.

         2.10 Delivery and Testing of Pre-Production Units. Upon Geotek's acceptance of the Prototypes and upon HNS' completion of additional development efforts, and incorporation of Geotek's comments with respect thereto, in accordance with Section 2.9, HNS shall produce and deliver to Geotek 100

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pre-production units of the PSU900D (the "Pre-Production Units"), which shall be in conformity with the Design Specification and the Project Plan, and shall be built using processes similar to the processes to be used in manufacturing the Production Units. The Pre-Production Units shall be tested and accepted or rejected in accordance with the Production Test Plan as set forth in Annex C.
Ten of the Pre-Production Units shall be retested in accordance with the Acceptance Test Plan set forth in the Design Specification.

         2.11 Completion of Development. Upon Geotek's acceptance of the Pre-Production Units, HNS shall take such further steps as shall be necessary to complete the development process of the PSU900D. Completion of the development of the PSU900D ("Completion of Development") shall occur when 1000 consecutive PSU900Ds are manufactured that comply with the Production Test Plan, inclusive of manufacturing yields and design margins goals. HNS shall provide written notice to Geotek upon the Completion of Development.

         2.12 Witnessing of Testing. HNS shall permit Geotek personnel to observe all acceptance testing conducted by HNS pursuant to Section 2.9 and 2.10.


                                   ARTICLE 3

                                   PRODUCTION

         3.1 Production Order. Geotek hereby places with HNS a non-cancelable order for the production of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] PSU900Ds (the "Production Units") subject to its rights and remedies hereunder. Such Production Units shall be manufactured by HNS and delivered to Geotek in accordance with the Project Plan subject to rescheduling to the extent provided in Section 3.4 hereof. Such Production Units shall be delivered and purchased over a period of not more than [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] after Completion of Development, as set forth in the Project Plan.

         3.2 Release Orders. Geotek shall, pursuant to the Project Plan (but subject to rescheduling to the extent permitted by Section 3.4), issue to HNS release orders (each a "Release Order") directing the shipment and delivery of increments of the Production Units. Geotek shall issue each Release Order at least 180 days prior to the first delivery date requested therein. HNS shall review this lead time every six months and shall notify Geotek if, in HNS' reasonable judgment, such lead time may be shortened. Within 14 days of receipt of a Release Order, HNS shall furnish Geotek with a written acknowledgment thereof. Each Release Order shall include the following information: (a) Production Units to be delivered, (b) quantity requested, (c) unit and total price, (d) destination addresses and requested ship date(s), (e) reference to this Agreement, and (f) whether purchases are intended for internal use by Geotek (in which event sales tax will apply). In the case of any conflict between a Release Order and the terms of this Agreement or the Project Plan,

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this Agreement or the Project Plan, as applicable, shall prevail. Subject to the foregoing sentence, HNS shall deliver Production Units to Geotek in accordance with the Release Orders (subject to any rescheduling by Geotek permitted by Section 3.4).

         3.3 Manufacturing Release Plan. Based upon the order for [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] Production Units set forth in Section 3.1, HNS will negotiate blanket purchase orders with its suppliers for [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] unit pricing. HNS will issue release orders against these blanket purchase orders so that HNS generates an inventory turn profile of at least four times a year. Generally HNS orders are placed six months before delivery date. Annex E hereto indicates the typical ordering process, delivery dates and cancellation exposure for a product similar to the PSU900D.

         3.4      Rescheduling.

                  (a) HNS shall give Geotek 6 months advance notice of the expected date of the Completion of Development. Within 10 days of receipt of such notice, Geotek may provide to HNS a revised production and delivery schedule, superseding the preliminary production and delivery schedule set forth in the Project Plan. Upon HNS' review and approval thereof, such revised production and delivery schedule shall constitute an amendment to the Project Plan, and shall be executed by both parties in accordance with Section 2.6.

                  (b) During production of the PSU900Ds, Geotek may increase deliveries of PSU900Ds for any delivery date specified in the Project Plan up to 30% above the amount shown in the Project Plan by giving HNS written notice at least 120 days prior to such delivery date, up to a maximum delivery of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] Production Units per month. Geotek may increase deliveries of PSU900Ds for any delivery date specified in the Project Plan up to 100% above the amount shown in the Project Plan by giving HNS written notice at least 180 days prior to such delivery date. Geotek may decrease deliveries of PSU900Ds for any delivery date specified in the Project Plan up to 10% below the amount shown in the Project Plan by giving HNS written notice at least 90 days from the original delivery date. In no event shall Geotek decrease or reschedule deliveries as a result of or to accommodate orders for PSU900Ds (or equivalent products) given to other manufacturers.

                  (c) Any changes in the production schedule pursuant to Sections 3.4(a) or (b) resulting in aggregate monthly volumes in excess of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] Production Units shall result in a one-time mutually agreed added cost for additional customized factory test equipment.

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         3.5 Production Testing. Geotek may at its cost and at any time during normal business hours of HNS conduct spot tests or other reviews of PSU900Ds at HNS' facility to determine compliance of PSU900Ds with the Design Specification, provided, however, such inspections shall not unreasonably interfere with the normal conduct of HNS' business or operations.

         3.6 Labelling. Geotek shall provide the artwork for the PSU900Ds and packaging bearing the Geotek label. HNS shall provide the artwork for PSU900Ds and packaging under its label, which shall be subject to the reasonable approval of Geotek. All Production Units shall be marked for identification purposes with
(i) serial numbers; (ii) unit model number; (iii) date code; (iv) Federal Communications Commission ("FCC") compliance legend; (v) where required, an Underwriters Laboratory ("UL") label; and (vi) where applicable, the relevant patent numbers (collectively, "Identification"), in accordance with the sample identification provided by Geotek in the Geotek Specification. HNS shall be responsible for producing and affixing the foregoing identification to the PSU900Ds at no additional cost to Geotek. HNS agrees to add any other identification to the PSU900Ds which might reasonably be requested by Geotek at mutually agreed prices. HNS will work with Geotek on a best efforts basis to implement a serial numbering system selected by Geotek for the PSU900Ds.

         3.7 Reassignment. If HNS fails to ship Production Units in accordance with any Release Order, except due to the fault of Geotek or because of Excusable Delay (as defined in Section 17.6), then, in addition to and not in limitation of any other rights or remedies available to Geotek, Geotek may reassign such orders to other of its manufacturers as may be reasonably necessary to meet customer and Geotek demand for such Production Units; provided that Geotek first shall give notice to HNS and allow HNS 30 days to cure such failure and deliver the Production Units in accordance with the Release Order(s) in question. If HNS' cure is reasonably satisfactory to Geotek, it shall not exercise the assignment rights provided in this Section. Any reassignment pursuant to this Section 3.7 shall not reduce Geotek's obligation to purchase an aggregate of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] Production Units from HNS, as set forth in Section 3.1. If Geotek reassigns any orders pursuant to this Section, HNS shall grant Geotek such licenses, and provide Geotek with such information, with respect to the PSU900D as is reasonably necessary to permit a third party to manufacture the PSU900D.


                                   ARTICLE 4

                         PAYMENT FOR DEVELOPMENT COSTS

         4.1 Development Cost. Geotek shall pay 50% of the total direct and indirect costs actually incurred by HNS in developing the PSU900D pursuant to this Agreement, as determined from the books and records of HNS in accordance with HNS' standard accounting practices (the "Development Cost"). Such

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Development Cost shall be calculated in accordance with Annex F hereto. Such payment shall be made in the manner set forth in Sections 4.2, 4.3 and 4.4

         4.2 Advance Payment. Concurrently with the execution of this Agreement, Geotek shall make a nonrefundable advance payment to HNS with respect to the Development Cost in the amount of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.], representing an aggregate nonrefundable (subject to Article 16) advance payment of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] reduced by the sum of [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] previously paid by Geotek to HNS (receipt of which [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] is hereby acknowledged by HNS).

         4.3 Estimated Development Cost. Geotek and HNS shall cooperate and reach mutual agreement in developing an estimate of the costs which will be incurred in connection with the development of the PSU900D (the "Estimated Development Cost"). Concurrently with the delivery of the Design Specification pursuant to Section 2.2 hereof, HNS shall provide to Geotek a final statement of the Estimated Development Cost. Such statement shall be itemized in reasonable detail, setting forth each phase and element of the anticipated development of the PSU900D. Prior to the later of (i) 30 days following the delivery of such statement of the Estimated Development Cost or (ii) the date which if five months after the Effective Date, Geotek shall pay to HNS an amount equal to (a) 50% of the aggregate Estimated Development Cost as set forth in the statement prepared by HNS, less (b) the advance payments previously made by Geotek to HNS in respect of the Development Cost. Amounts paid by Geotek under this Section
4.3 shall be nonrefundable (subject to Article 16), except pursuant to the reconciliation described in Section 4.4.

         4.4 Reconciliation upon Completion of Development. Forty-five days after Completion of Development of the PSU900D, HNS shall submit to Geotek a statement showing the aggregate direct and indirect cost actually incurred by HNS for the development of the PSU900D (the "Final Development Cost"). If 50% of the Final Development Cost (as modified in accordance with Section 4.5 hereof, if applicable) shall be an amount greater than the aggregate amount paid to HNS by Geotek in respect of the Estimated Development Cost (including advance payments thereof), Geotek shall, within 30 days of delivery of such statement or the Auditor's Report described in Section 4.5, as applicable, pay the difference to HNS. If 50% of the Final Development Cost (as modified in accordance with Section 4.5, if applicable) shall be an amount less than the aggregate amount paid to HNS by Geotek in respect of the Estimated Development Cost (including advance payment thereof), HNS shall, within 30 days of delivery of such statement or the Auditor's Report described in Section 4.5, as applicable, pay the difference to Geotek.


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         4.5      Audit.

                  (a) Upon the request of Geotek (but no later than 45 days after the delivery to Geotek of the statement of the Final Development Cost), the parties shall mutually select an independent auditor (the "Auditor") to review the accuracy of the statement of the Final Development Cost. The report of such Auditor (the "Auditor's Report") shall be delivered within 30 days of the appointment of such Auditor, and the cost thereof shall be added to the final Development Cost (and each party shall pay 50% thereof). The Final Development Cost shall be adjusted to reflect the results of such Auditor's Report.

                  (b) HNS hereby grants to Geotek, its agents (reasonably acceptable to HNS) and the Auditor access to all pertinent ledgers, books, records, receipts and allocations related to work authorized under this Agreement, provided, however, (i) all information provided to Geotek and such agents and the Auditor under this Section shall be subject to the confidentiality terms in Article 8 of this Agreement and (ii) individual compensation information of HNS employees shall be made available only to the Auditor (and the Auditor shall agree not to disclose the same to Geotek or any other person or entity).


                                   ARTICLE 5

                          PAYMENT FOR PRODUCTION UNITS

         5.1 Payment Schedule. Subject to Section 5.3, Geotek shall pay to HNS in respect of Production Units delivered by HNS a purchase price as follows:

[Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.]

Such prices shall be subject to the credit for advance payments set forth in
Section 5.2 hereof and to the Vendor Financing set forth in Article 6 hereof.

         5.2 Advance Payments. Geotek shall make the following nonrefundable advance payments (subject to Article 16) to HNS in respect of amounts payable for Production Units:

[Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.]

         5.3 Changed Costs. The parties acknowledge that the pricing set forth in Section 5.1 is based upon the preliminary scope of the PSU900D attached hereto as Annex G (the "Preliminary Product Outline"). Concurrently with delivery of the Design Specification and the Project Plan, HNS shall deliver to Geotek a notice either (a) confirming the pricing set forth in Section 5.1 or
(b) stating that material changes in product requirements set forth in the Geotek Specification (as compared to the Preliminary Product Outline and the parties' understanding of the PSU900D as of the Effective Date) will cause a

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material change in the cost of producing the PSU900Ds hereunder. In case of a notice delivered under clause (b) of the immediately preceding sentence, the parties hereto shall negotiate in good faith reasonable and equitable adjustments to the purchase price of such PSU900Ds set forth in this Article, and either party shall have the right to terminate this Agreement (which shall be a termination governed by Section 16(a)) if no agreement is reached with respect to such adjustments or if such material changes in the cost of producing PSU900Ds shall (as determined by Geotek) render the sale of PSU900Ds by Geotek to end users impractical.

         5.4 Invoicing and Payment. HNS shall submit to Geotek, concurrently with each shipment, invoices in respect of Production Units shipped to Geotek. Geotek shall pay HNS within 30 calendar days of receipt of invoice the amount set forth therein, in U.S. dollars. HNS may, at its sole discretion, charge a late payment penalty at a rate of 2% per month on all payments due from Geotek that are not made 60 days after invoice date. Each party agrees that it shall be liable for all costs of collection, including but not limited to reasonable attorney's fees, reasonably incurred by the other party for the collection of any sums due hereunder.


                                   ARTICLE 6

                                VENDOR FINANCING

         6.1 Financing Provided by HNS. Subject to Section 6.4, Geotek at its option may utilize one or both of the vendor credits (the "Vendor Credits") provided by HNS as set forth in this Section, and HNS shall make available to Geotek such Vendor Credits for utilization in procuring PSU900Ds from HNS.

                  (a)      Vendor Credit One:

                           Vendor Credit One shall be established based upon the
following formula:

[Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.]

                  (b)      Vendor Credit Two:

                  Vendor Credit Two shall be established based upon the following formula:

[Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.]

                  (c) Sample calculations in respect of the financing to be provided under this Section are set forth in Annex H hereto.


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         6.2 Repayment of Vendor Credits. Each utilization of Vendor Credits by
Geotek hereunder shall constitute a loan by HNS and a borrowing by Geotek, and shall be repaid in [Information intentionally omitted and filed separately with the Securities and Exchange Commission in connection with an application for confidential treatment.] installments of principal and interest, based on an interest rate of Prime (as quoted in the Wall Street Journal on the date of such borrowing) plus 2%, payable monthly in arrears.

         6.3 Credit Agreement. Within 180 days of the execution of this Agreement, HNS and Geotek shall enter into a credit agreement (the "Credit Agreement") with respect to the financing described in Section 6.1 hereof, in the form and content attached hereto as Annex I.

         6.4 Conditions to Utilization of Vendor Credits. Availability of the Vendor Credits described in Section 6.1 shall be subject to (a) Geotek providing in form and substance satisfactory to HNS, the collateral and agreements set forth in Annex J hereto, and (b) Geotek complying with the covenants set forth in Annex K hereto.


                                   ARTICLE 7

                             REGULATORY COMPLIANCE

         7.1 Approvals. HNS shall obtain the approvals set forth in the Design Specification delivered pursuant to Annex C with respect to the manufacture and sale in the United States of the Production Units, including, FCC and UL certification. Geotek shall cooperate with HNS, upon HNS' reasonable request, in obtaining such approvals. The costs of obtaining such approvals shall be included in the Final Development Cost as set forth in Section 4.4.

         7.2 Representations and Warranties with Respect to Regulatory Compliance. HNS represents and warrants that the Production Units will be in compliance with the FCC certification applicable to the PSU900D as of the effective date of the application for such certification. HNS represents and warrants that all materials and packaging supplied by or on behalf of HNS for the PSU900Ds (other than materials or packaging supplied at the request of Geotek) shall conform to the requirements of 40 C.F.R. ss. 82, Protection of Stratospheric Ozone, including without limitation those regulations contained in Subpart E relating to or governing the use of ozone depleting chemicals.


                                   ARTICLE 8

                            CONFIDENTIAL INFORMATION

         8.1 Exchange of Confidential Information. Before and during the term of this Agreement, it is anticipated that each party will disclose to the other party certain information, including but not limited to, technology, design and manufacturing data, know-how, business and financial plans or other information

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related to the subject matter of this Agreement, either in writing, by other tangible medium or orally, which the disclosing party considers to be and desires to be treated as confidential ("Confidential Information"). For purposes of this Article 8, the Geotek Specification, the FHMA Technology, and any technology or know-how developed by Geotek (except as otherwise provided herein) shall be Confidential Information of Geotek, and any technology or know-how developed by HNS (except as otherwise provided herein) shall be Confidential Information of HNS. All Confidential Information shall be clearly marked at the time of first disclosure with a suitable legend such as "Confidential." Information disclosed orally which is confirmed in writing as confidential within 30 days after disclosure to the receiving party shall also be deemed Confidential Information for purposes of this Article 8.

         8.2 Non-Disclosure of Confidential Information. Each party agrees not to disclose any Confidential Information received from the other party to any third party, except to its employees, consultants, subcontractors, accountants and counsel as may be necessary for the performance of its obligations under this Agreement (which disclosure shall be made pursuant to confidentiality restrictions substantively equivalent to those contained herein). The receiving party agrees that any Confidential Information shall be handled with the same degree of care which it applies to its own Confidential Information (but in no event less than reasonable care). The receiving party shall use the Confidential Information solely for the purpose of carrying out its obligations under this Agreement. No copies of such Confidential Information shall be made, except for the exclusive use of the receiving party's employees, consultants, subcontractors, accountant and counsel involved in the operations contemplated by this Agreement.

         8.3 Reasonable Precautions. The receiving party agrees to take precautions necessary and appropriate to guard the confidentiality of the Confidential Information, including informing its employees who handle such Confidential Information and all others to whom Confidential Information is disclosed that it is confidential and shall not be disclosed to others.

         8.4 No License. The furnishing by the transmitting party of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right under any intellectual property right of such party.

         8.5 Exceptions. The following types of information shall not be deemed Confidential Information and shall be excluded from the obligations set forth in this Article 8: (a) information which the receiving party already had in its possession without confidential limitation at the time of disclosure by the transmitting party; (b) information which is independently developed without breach of this Agreement; (c) information known or that becomes known to the general public without breach of this Agreement; (d) information disclosed by the transmitting party to a third party without an obligation of confidentiality that is received rightfully and without confidential limitation by the receiving party from such third party; and (e) information which is required to be disclosed by a court or other government authority, provided that in the case of subsection (e) hereof the receiving party shall give prompt notice to the transmitting party and shall cooperate with the transmitting party, upon the transmitting party's reasonable request, to resist disclosing such information or to disclose such information only under a protective order limiting the use of such information.

         8.6 Injunctive Relief. Geotek and HNS agree that in the event of a breach of any provision of this Article, the non-breaching party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.

         8.7 Survival. The obligations of Geotek and HNS under this Article 8 shall survive the expiration or termination of this Agreement for the later of
(a) five years after the date of such expiration or termination, or (b) nine years after the Effective Date of this Agreement.


                                   ARTICLE 9

                         OWNERSHIP OF TECHNOLOGY, ETC.

         9.1      Ownership of Proprietary Information.

                  (a) All of Geotek's patent, copyright, mask work or industrial design rights and other intellectual property rights which were developed by Geotek prior to or subsequent to the Effective Date of this Agreement (including without limitation the Geotek Specification, the FHMA Technology, and other rights and intellectual property relating to the FHMA Technology) (the "Geotek Proprietary Information") shall be owned solely by Geotek, and HNS shall have no ownership or use rights therein other than as specifically set forth elsewhere in this Agreement, except that Geotek hereby grants HNS a fully paid-up nontransferable limited license to use the Geotek Proprietary Information solely to develop and manufacture and sell the PSU900D to Geotek or its end users and otherwise perform its obligations under this Agreement.

                  (b) All of HNS' patent, copyright, mask work or industrial design rights and other intellectual property rights which were developed by HNS prior to or subsequent to (but excluding the Joint Technology as defined in Paragraph 9.3) the Effective Date of this Agreement (the "HNS Proprietary Information") shall be owned solely by HNS, and Geotek shall have no ownership or use rights therein other than as specifically set forth elsewhere in this Agreement, except that HNS hereby grants Geotek a fully paid-up nontransferable limited license to use the HNS Proprietary Information solely in connection with the sale to end users of the PSU900Ds manufactured by HNS.

                  (c) Neither party shall modify, merge, translate, decompile, decode, reverse engineer or otherwise alter, use, copy or transfer any components or software provided by the other party including pursuant to this Agreement, in whole or in part, except as specifically provided in this Agreement.

         9.2 Trademarks, Etc. HNS shall acquire no right or license to use any of Geotek's trademarks, service marks or trade names. Without limiting the foregoing, HNS shall obtain no rights in or to the trade names GEONET or FHMA.

HNS shall not use any of Geotek's trademarks, service marks or trade names in any advertising copy, promotional material, signs or other written materials. Except as set forth below, Geotek shall acquire no right or license to use any of HNS' trademarks, service marks or trade names. Geotek is hereby granted a fully paid-up nontransferable limited license to use HNS' trademarks, service marks, trade names and trade dress solely for the purpose of selling HNS branded PSU900Ds manufactured by HNS under this Agreement.

         9.3 Joint Technology. All technology, inventions, discoveries, industrial designs, copyrights, mask works and improvements conceived and developed by HNS or its subcontractors (except that, with respect to PST, this paragraph will apply only for work performed by PST under a written agreement with HNS for the PSU900D) for the PSU900D and funded under this Agreement, whether or not such discoveries or improvements are patentable or copyrightable and whether or not made solely or jointly with others and regardless of whether conceived or developed during actual working hours for work performed pursuant to this Agreement (except for any Geotek Proprietary Information or HNS Proprietary Information contained therein) shall be owned jointly by HNS and Geotek (the "Joint Technology"). Ownership of the Joint Technology shall not give rise to any ownership, license or right to use or sub-license any part of the Geotek Proprietary Information or the HNS Proprietary Information.

         9.4 Use of Joint Technology. Each party shall possess all rights to use and/or sub-license the Joint Technology, and each party shall, promptly upon the written request of the other party, execute and deliver such instruments and agreements as such other party may reasonably request in order to confirm the foregoing. Except as otherwise specifically set forth in this Agreement, each party shall notify the other party before disclosing any of the Joint Technology to any third party and the other party shall have the right to review such Joint Technology proposed to be disclosed promptly after receipt of such notice and to delete any of its Confidential Information and any Geotek Proprietary Information or HNS Proprietary Information, as applicable, contained therein.

         9.5      Patents, etc., Respecting Joint Technology.

                  (a) The parties shall jointly file patent, copyright, mask work or industrial design applications based upon the Joint Technology inventions conceived or reduced to practice during the term of this Agreement and shall jointly obtain U.S. and/or foreign patents, copyrights, mask works and other design protection covering such Joint Technology. Geotek and HNS shall confer on the filing of all such Joint Technology patent, copyright, mask work or industrial design applications.

                  (b) The parties shall share equally the obligation to pay all fees and expenses for searching, preparing, prosecuting, maintaining, reissuing, and reexamining all joint patent, copyright, mask work and design applications and patents, copyrights, mask works and industrial design registrations covering the Joint Technology.

                  (c) In the event either party elects not to file one or more patent, copyright, mask work or industrial design applications on the Joint Technology as provided in this Article, such party shall notify the other party of such decision, and such other party shall after receipt of such notice have the right to make such filing solely on its own behalf, at its sole expense. The party making such filing shall grant to the other party a fully paid-up unlimited irrevocable nontransferable license to use the subject matter of any such application.

                  (d) The parties shall fully cooperate in the execution of all documents necessary to make the foregoing filings and to obtain and to enforce all such rights with respect to the Joint Technology throughout the world.

         9.6      Other Products and Development.

                  (a) Notwithstanding any other provision of this Agreement, Geotek hereby grants to HNS a non-exclusive, and fully paid-up worldwide right and license to use any Geotek Proprietary Information as the parties may reasonably agree as necessary to develop, manufacture and sell, at HNS' own cost, the PSU900D or derivatives, equivalents or future generations of portable products thereof for sale to Geotek or to third parties for use in Geotek's system.

                  (b) HNS shall be solely responsible for the payment of all royalties to Geotek's licensor(s), identified by Geotek, resulting from the manufacture and sale by HNS of the PSU900D or derivatives, equivalents or future generations thereof. Geotek agrees to cooperate with HNS to identify such licensor(s) with whom Geotek has entered into royalty arrangements. Upon the failure of HNS to abide by the royalty obligations identified to it by Geotek or by Geotek's licensor's or upon the sale by HNS of PSU900D or derivatives, equivalents or future generations outside the scope of the license granted by this Section 9.6, such license shall terminate if HNS does not cure failure within 60 days.


                                   ARTICLE 10

                                INDEMNIFICATION

         10.1     HNS Indemnity with Respect to Patents, etc.

                  (a) HNS agrees to resist and defend at its own expense any claim for royalty payments, or any claim for equitable relief or damages against Geotek, based on an allegation that the manufacture of any PSU900D or derivatives, equivalents or future generations thereof, or the use, lease, or sale thereof, or that any documentation thereof, infringes any United States patent, copyright, trade secret, or trademark, and to pay any royalties and other costs related to the settlement of such claim, and to pay the costs and damages finally awarded as the result of any suit based on such claim, provided that HNS is given prompt written notice of such claim by Geotek had given authority and such reasonable assistance and information as HNS requests in writing and as it is available to Geotek for resisting such claim or for the defense of such claim.

                  (b) Notwithstanding the above, HNS will not be liable for any damages or costs resulting from claims that (i) HNS' compliance with the Geotek Specification or other specific direction given in writing by Geotek; (ii) HNS' use of technology supplied by Geotek or any Geotek affiliate or supplier; (iii) use of PSU900D in combination with products not supplied by HNS; or (iv) any manufacturing, modification or development process carried out other than by or on behalf of HNS utilizing the PSU900D, constitutes either direct or contributory infringement of any United States patent, copyright or trademark. In no event will HNS be liable for damages hereunder in excess of the aggregate amount actually paid by Geotek to HNS pursuant to this Agreement, or for consequential damages or costs. This indemnity is in lieu of any other indemnity or warranty, express or implied, with respect to patents, copyrights and trademarks.

         10.2 Geotek Indemnity with Respect to Patents, etc. Geotek agrees to resist and defend at its own expense any claim for royalty payments, or any claim for equitable relief or damages against HNS, based on an allegation that the manufacture of any PSU900D or the use, lease, or sale thereof, or that any documentation thereof, infringes any United States patent, copyright, trade secret, or trademark, as a result of (i) HNS' compliance with the Geotek Specification or other specific direction given in writing by Geotek; (ii) HNS' use of technology supplied by Geotek or any Geotek affiliate or supplier; (iii) use of the PSU900D in combination with products supplied by Geotek or any affiliate or supplier thereof; or (iv) any manufacturing, modification or development process utilizing the PSU900D carried out by or through Geotek or any affiliate or supplier thereof, and to pay any royalties and other costs related to the settlement of such claim, and to pay the costs and damages finally awarded as the result of any suit based on such claim, provided that Geotek is given prompt written notice of such claim by HNS and given authority and such reasonable assistance and information as Geotek requests in writing and as it is available to HNS for resisting such claim or for the defense of such claim. This indemnity is in lieu of any other indemnity or warranty, express or implied, with respect to patents, copyrights and trademarks.

         10.3     Indemnity with Respect to Personal Injury, etc.

                  (a) HNS agrees to resist and defend at its own expense any claim for equitable relief or damages against Geotek, based on any allegation of death, personal injury or property damage arising from the negligence, gross negligence or willful misconduct of HNS, and to pay any damages or costs related to the settlement of such claim, and to pay the costs and damages finally awarded as the result of any suit based on such claim, provided that HNS is given prompt written notice of such claim by Geotek and given authority and such reasonable assistance and information as HNS requests in writing and as it is available to Geotek for resisting such claim or for the defense of such claim.

                  (b) Geotek agrees to resist and defend at its own expense any claim for equitable relief or damages against HNS, based on any allegation of death, personal injury or property damage arising from the negligence, gross negligence or willful misconduct of Geotek, and to pay any damages or costs related to the settlement of such claim, and to pay the costs and damages finally awarded as the result of any suit based on such claim, provided that Geotek is given prompt written notice of such claim by HNS and given authority and such reasonable assistance and information as Geotek requests in writing and as it is available to HNS for resisting such claim or for the defense of such claim.

         10.4 Indemnification Procedure. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this indemnity agreement. An indemnified party may also participate at its own expense in the defense of any such action, provided that the counsel selected by the indemnifying party shall control the defense. If it so elects within a reasonable time after receipt of such notice, an indemnified party may assume control of the defense of such action with counsel chosen by it. If an indemnified party elects to assume control of the defense of an action, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with the action or for any damages or liabilities resulting therefrom.

         10.5 Third Party Infringement. If a third party allegedly, actually or imminently threatens to infringe on any patent, industrial design, copyright, mask work, trademark or trade secret covering the Joint Technology, the parties shall promptly notify one another and provide all material information concerning any such act by any third party. Both parties shall use their good faith efforts in cooperation with each other to terminate such infringement or misappropriation without litigation. If the efforts of the parties are not successful in abating the infringement or misappropriation within 30 days after the infringer or misappropriator has been formally notified of the infringement or misappropriation, either party shall have the right to commence suit on its own account upon 30 days notice from the date of termination of the 30 day notice period to the other party. Within the 30 days specified above, the other party may give notice to said party of its intention to join such suit. All expenses of such suit shall be the responsibility of the party of account in such suit and said party of account shall receive all recoveries. If such suit is joined by both parties, the parties shall mutually select counsel and all expenses and recoveries will be proportioned according to the actual damages to each party or by any other agreed upon formula. Each party agrees to cooperate fully with the other in litigation proceedings instituted hereunder and, upon request and expense of the party bringing suit, the other party shall agree to make available to the party bringing suit all relevant records, papers, information, samples, specimens, and the like which may be relevant and in its possession.

                                   ARTICLE 11

                         TECHNICAL SUPPORT; WARRANTIES

         11.1 Limited Warranty. HNS hereby warrants (the "Limited Warranty") all Production Units under normal use and wear to be free from defects in material and workmanship for a period of fifteen (15) months from the date of delivery to Geotek (the "Warranty Period"). If, under normal use and wear, any Production Unit becomes defective in materials or workmanship and is returned by Geotek or any end user to HNS (or a service center authorized by HNS) during the Warranty Period, HNS shall repair or replace, at HNS' sole and exclusive option, such Production Unit at no charge to Geotek or any end user. HNS shall provide to Geotek and end users the name of a contact person at HNS who will be the contact for Warranty claims and questions.

         THE REMEDIES OF GEOTEK WITH RESPECT TO BREACH OF WARRANTY SET FORTH IN
ARTICLE 11 OF THIS AGREEMENT ARE EXCLUSIVE. THE WARRANTY SET FORTH IN ARTICLE 11 OF THIS AGREEMENT IS THE SOLE WARRANTY OF HNS TO GEOTEK OR ANY CUSTOMER THEREOF WITH RESPECT TO ANY PRODUCT DEVELOPED OR MANUFACTURED UNDER THIS AGREEMENT AND IS EXPRESSLY IN LIEU OF ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         11.2     Limitations on Warranty.

                  (a) The Limited Warranty shall be void in its entirety if the Production Unit is not used and maintained in accordance with any written instructions furnished by HNS to Geotek and the end users, or is served by anyone other than HNS or a service center authorized by HNS. Geotek's and all end users' sole and exclusive remedy shall be the repair or replacement of the defective Production Units, as specifically described above. HNS neither assumes nor authorizes any authorized service center or any other person or entity to assume any other obligation or liability beyond that provided in the Limited Warranty.

                  (b) The Limited Warranty shall not cover any of the following: products or accessory equipment not manufactured or provided by HNS; failures or defects caused by misuse, abuse, accident, alteration or neglect; unauthorized installation, removal or repair; failure to follow instructions; fire, flood or other acts of God; spills of food or liquids; normal wear and tear; improper installation, maintenance, operation or repair; performance of the Production Unit as a result of use in combination with other products or equipment not manufactured or provided by HNS; or payments for labor or service to representative or service center not authorized by HNS.

         11.3 Repair Procedures During Warranty Period. Geotek or any end user shall obtain a Return Material Authorization ("RMA") number from HNS prior to shipping any defective Production Unit to HNS. Geotek or any end user shall request the RMA via fax on HNS' RMA request form. Such form shall indicate the exact quantity of Production Units to be returned for warranty repair and the specific defect associated with each Production Unit so returned. Repairs covered by the Limited Warranty shall be made by HNS promptly following receipt of the Production Unit(s) at HNS' service locations. Any replacement, repair or modification performed by HNS on the Production Unit(s) shall be warranted under the terms of the Limited Warranty for the remainder of the Warranty Period. If HNS cannot duplicate the problem indicated on the RMA for a Production Unit returned as defective, Geotek shall pay to HNS an amount to be mutually determined for each such Production Unit determined by HNS to be functional.

         11.4 Non-Warranty Repair Procedures. HNS agrees to provide to Geotek repair services at HNS' service locations on all Production Units for a period of five years after the expiration of this Agreement. The non-warranty repairs shall follow the same procedures applicable to the Warranty repairs. Charges for non-warranty repairs shall be mutually agreed between the parties. Such charges shall be no greater than HNS' then-current price for similar services to purchasers of similar products. All invoices for non-warranty repairs originated by HNS shall be clearly marked as such and shall contain a reference to the RMA number. Geotek shall pay for all non-warranty service requested by Geotek within 30 days of invoice date.

         11.5 Transport Costs. Transportation of Production Units returned during the Warranty Period to HNS shall be the responsibility of Geotek or the end user, at Geotek's or the end user's sole expense and risk of loss. Transportation to Geotek or the end user of Production Units returned and repaired or replaced under Warranty shall be the responsibility of HNS, at HNS' sole expense and risk of loss. Transportation of Production Units returned out-ofWarranty shall be the responsibility of Geotek, at Geotek's sole expense and risk of loss.

         11.6 Continuing Availability of Spare Parts. During the term of this Agreement, and for a five-year period following termination or expiration of this Agreement, HNS shall provide Geotek with spare parts for the PSU900Ds in accordance with a spare parts list provided by the Geotek Managing Coordinator and approved by HNS, including mutually agreed upon prices therefor. Pricing for spare parts shall be calculated as set forth in Annex L attached hereto. Notwithstanding the termination or expiration of this Agreement, the specific obligation of HNS to furnish Geotek replacement parts shall continue for a period of five years following the date of such termination or expiration.

         11.7 Technical Support. Geotek shall be entitled to ongoing technical support from HNS at mutually agreed prices. Technical support shall be available during HNS' normal business hours. If on-site technical assistance is required, HNS shall provide such assistance within five business days of a request therefore from Geotek. The form of support and on-site assistance will be determined by HNS as necessary to resolve technical issues in a timely and efficient manner.

         11.8 Training with Respect to Service Centers. HNS shall develop a training program for Geotek authorized service centers for the PSU900D. The training program shall include the following:

                  (a) Operation and programming of the PSU900D;
                  (b) Diagnostic procedures for fault determination of the
                      PSU900D;
                  (c) Repair and maintenance of field replaceable components;
                      and
                  (d) Return procedures for warranty and repair work.

                  HNS shall provide up to four personnel training sessions for Geotek personnel so that Geotek may train their service center personnel, at such time and location as determined by Geotek. Geotek shall have the right, at its sole discretion, to purchase additional training sessions.

         11.9 Extended Warranty. Geotek and HNS acknowledge that provision of an extended warranty may be a market requirement and agree to mutually develop extended warranty offerings for the PSU900D. Both parties agree that the extended warranty offerings shall, to the extent necessary, be agreed to no later than 180 days before the first delivery of commercial equipment. Geotek shall be responsible for specifying the market requirements for such offerings. HNS shall determine the approach to satisfy the market requirements and the price of such offerings.


                                   ARTICLE 12

                            LIMITATION OF LIABILITY

THE LIABILITY OF HNS UNDER THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNT ACTUALLY PAID TO HNS BY GEOTEK PURSUANT TO THIS AGREEMENT. IN NO EVENT WILL HNS BE LIABLE TO GEOTEK OR ANYONE ELSE FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS AND REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTIONS OF BUSINESS, AND CLAIMS OF CUSTOMERS) WHETHER SUCH DAMAGES OCCUR PRIOR OR SUBSEQUENT TO, OR ARE ALLEGED AS A RESULT OF, TORTIOUS CONDUCT OR BREACH OF ANY OF THE PROVISIONS OF THIS CONTRACT OR A BREACH OF WARRANTY, EVEN IF HNS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 16, THE LIABILITY OF GEOTEK UNDER THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNT PAYABLE BY GEOTEK IN RESPECT OF THE DEVELOPMENT COSTS, PRODUCTION COSTS AND PURCHASE PRICE OF PRODUCTS DELIVERED TO GEOTEK. IN NO EVENT WILL GEOTEK BE LIABLE TO HNS OR ANYONE ELSE FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR

CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS AND REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTIONS OF BUSINESS, AND CLAIMS OF CUSTOMERS) WHETHER SUCH DAMAGES OCCUR PRIOR OR SUBSEQUENT TO, OR ARE ALLEGED AS A RESULT OF, TORTIOUS CONDUCT OR BREACH OF ANY OF THE PROVISIONS OF THIS CONTRACT OR A BREACH OF WARRANTY, EVEN IF GEOTEK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         The limitation on liability set forth in this Article 12 shall not apply to any claim in respect of death, personal injury or property damage.


                                   ARTICLE 13

                              TERM AND TERMINATION

         13.1 Term. This Agreement shall have a term of five years commencing on the Effective Date, subject to the rights of the parties as provided in this Agreement. This Agreement shall not be renewed except pursuant to a written agreement executed by both parties.

         13.2 Termination. Either party may terminate this Agreement pursuant to
Article 16.

         13.3 No Waiver. The failure of a party to enforce any right to termination contained herein shall not in any manner act as a waiver of such party's right to terminate this Agreement.

         13.4 Survival. Notwithstanding anything set forth in this Agreement, the provisions of Articles 8, 9, 10, 11, 12, and 16 shall survive the expiration or earlier termination of this Agreement provided, however, that Section 9.6 shall only survive for so long as HNS complies with the terms thereof, and the provisions of Articles 4 and 5 shall survive such expiration or termination until all amounts due hereunder are paid in full.


                                   ARTICLE 14

                                NON-COMPETITION

         Except as specifically provided in this Agreement, HNS agrees that it will not at any time during the term of this Agreement sell, offer to sell, license or otherwise transfer the PSU900D or any other product identical to the PSU900D to any entity or person other than (a) Geotek or (b) any third party for intended use in connection with Geotek's system. Geotek acknowledges that HNS may manufacture and sell mobile communications equipment other than the PSU900D

(collectively "Other Products") to customers other than Geotek or such third parties; provided, however, that HNS shall mark or otherwise visibly distinguish such Other Products manufactured for or sold to such other customers so as to make then clearly identifiable as different from the PSU900D manufactured and sole hereunder, and otherwise take all reasonable measurers to assure that such Other Products manufactured for or sold to other customers shall be incapable of functioning (in the condition sold by HNS to such other customers) as receiving or as transmitting units in any of Geotek's FHMA systems without prior written approval of Geotek.


                                   ARTICLE 15

                                    DEFAULTS

         The following events and/or conditions shall constitute Events of Default under this Agreement:

                  (a) Except as otherwise, specifically set forth in this Agreement, the failure by a party to comply with any of the agreements, covenants or conditions set forth in this Agreement (but excluding the financial covenants set forth in Annex K), or of any representation or warranty to be true and correct in all material respects, which failure continues for a period of 45 days after notice thereof from the nondefaulting party to the defaulting party.

                  (b) If any party becomes the subject of a proceeding under the United States Bankruptcy Code, if an assignment is made of a party's assets for the benefit of creditors, if a receiver, trustee in bankruptcy or like official is appointed to take all or part of a party's assets, or if a party ceases doing business in the ordinary course of business.


                                   ARTICLE 16

                       REMEDIES; RIGHTS UPON TERMINATION

         With respect to the termination of this Agreement, and notwithstanding any other provisions of this Agreement, except for Paragraph 9.6, the parties shall have the rights set forth below:

                  (a) If either party terminates this Agreement on or before thirty (30) days after delivery of the items set forth in Paragraph 2.2, other than as a result of an Event of Default by the other party, then (i) HNS shall provide Geotek with all documentation prepared and/or completed by HNS pursuant to this Agreement; (ii) HNS shall grant to Geotek a non-exclusive, irrevocable, perpetual and fully paid-up worldwide license to use and sub-license such documentation and the information contained therein to develop and build the PSU900D (except for HNS Proprietary Information, which shall be licensed to Geotek at reasonable royalties); and (iii) Geotek shall pay to HNS the total

Development Costs incurred by HNS in connection with this Agreement as of the date of such termination, plus 10% of such amount.

                  (b) If Geotek terminates this Agreement more than thirty (30) days after delivery of the items set forth in Paragraph 2.2, other than as a result of an Event of Default by HNS; (i) Geotek shall pay to HNS the total Development Costs and, if applicable, production efforts incurred by HNS in connection with this Agreement as of the date of such termination (including but not limited to all inventory, inventory cancellation or restocking costs, work in process and finished goods, equipment, tooling and costs associated with ceasing such development, (collectively, the Production Costs, all of which HNS shall use its best efforts to minimize)) plus 10% of such amount; (ii) the parties shall have the intellectual property rights set forth in Section 9;
(iii) upon full payment by Geotek, HNS shall deliver to Geotek all equipment, parts and inventory related to the PSU900D; (iv) HNS shall have the rights set forth in Section 9.6.

                  (c) If Geotek terminates this Agreement as a result of HNS' inability to develop and deliver the PSU900D, then (i) the parties shall perform an accounting, payments shall be made as necessary so that each party pays 50% of the Development Costs of the PSU900D plus Geotek shall pay HNS an amount equal to 100% of all Production Costs incurred by HNS hereunder; (ii) the parties shall have the intellectual property rights set forth in Section 9; and
(iii) HNS shall provide Geotek with all documentation prepared and/or completed by HNS pursuant to this Agreement; (iv) upon full payment by Geotek of the costs set forth in clause (i) hereof, HNS shall deliver to Geotek all equipment, parts and inventory related to the PSU900D and HNS shall grant to Geotek a nonexclusive, irrevocable, perpetual and fully paid-up worldwide license to use and sublicense such documentation and the information contained therein to develop and build the PSU900D (except for HNS Proprietary Information, which shall be licensed to Geotek at reasonable royalties).

                  (d) If Geotek terminates this Agreement as a result of an Event of Default by HNS other than as described above, the parties shall attempt to mutually agree as to the respective rights thereof resulting from such termination, or, if no agreement can be reached, such rights shall be determined in accordance with Section 17.2. In such event Geotek shall have the right to pursue specific performance under Section 17.2.

                  (e) If HNS terminates this Agreement as a result of an Event of Default by Geotek, then (i) Geotek shall pay to HNS all Development Costs and Production Costs incurred by HNS in connection with this Agreement as of the date of such termination, plus an amount equal to 10% of such costs; (ii) the parties shall have the intellectual property rights set forth in Section 9, and
(iii) HNS shall have the rights set forth in Section 9.6.

                                   ARTICLE 17

                                 MISCELLANEOUS

         17.1 Resolution of Disputes. All disputes arising between the parties concerning the validity, construction, interpretation or effect of any provision of this Agreement, or the rights and obligations created hereunder shall be brought before a conciliation committee of executives representing both parties which shall, within two weeks after being informed of the dispute, attempt to work out a recommendation for settlement of the dispute.

         17.2 Arbitration. Unless otherwise mandated by applicable law, any dispute which cannot be settled amicably by conciliation as provided above shall be heard, settled and decided under the Commercial Arbitration Rules of the American Arbitration Association by arbitrators appointed in accordance with such Rules. Such arbitration shall be held in New York, New York if Geotek is the complaining party and in San Diego, California if HNS is the complaining party. The award in such arbitration shall be binding, final and enforceable in any court of competent jurisdiction. In any such arbitration, the parties shall have the right to take discovery to the extent provided for in the Federal Rules of Civil Procedure. The award in such arbitration shall be binding, final and enforceable in any court of competent jurisdiction.

         17.3 Captions. The captions used herein are for convenience of reference only and shall not be deemed as in any way affecting the substantive meaning of the provisions to which such captions refer.

         17.4 No Assignment. Neither party shall assign or otherwise transfer or convey any of its rights or obligations under this Agreement to any other party without the prior written consent of the other party, which consent may be withheld in such party's sole and absolute discretion.

         17.5 Severability. Any provision of this Agreement found to be prohibited by law shall be disregarded to the extent of such prohibition without invalidating any other provision of this Agreement.

         17.6 Force Majeure. If the performance of this Agreement, or any obligation hereunder (other than an obligation for the payment of money) is prevented or restricted by reason or fire, war, government action, natural disaster, delays by PST or other cause beyond the reasonable control of the party so affected (an Excusable Delay), such party, upon giving notice to the other shall be excused from performance to the extent of such prevention or restriction, provided, however, that the affected party shall use its best efforts to remove such condition as soon as possible. In the event such Excusable Delay continues for more than five months, either party may terminate this Agreement and, in that event, the parties shall negotiate a fair and equitable resolution of the Agreement.

         17.7 Notices. Any notices or other communications hereunder shall be in writing and shall be sent to the recipient party at its address or facsimile number set forth below by fax or registered mails.

                  If to Geotek:

                  20 Craig Road
                  Montvale, NJ  07645
                  Attn:  Yaron Eitan
                  Facsimile:  (201) 930-9614
                  (with a copy to its General Counsel at the same address)

                  If to HNS:

                  10450 Pacific Center Court
                  San Diego, CA  92121
                  Attn:  Jim Gandolfi
                  Facsimile:  (619) 457-4994
                  (with a copy to its General Counsel at the same address)

                  Any such notice shall be effective on delivery if delivered in person; when receipt is acknowledged or confirmed if sent by facsimile; upon signature of receipt if sent by prepaid certified mail; and upon the expiration of the second business day after such notice is sent by Federal Express or other reputable overnight delivery service. The parties may, by notice given in accordance herewith, designate other addresses and/or facsimile numbers for receipt of notice.

         17.8 Entire Agreement; Modification. The terms and conditions herein set forth the entire agreement between the parties and shall supersede all previous communications and agreements, either oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement can be modified only by a written amendment executed by both parties. Without limiting the foregoing, the terms and conditions set forth in this Agreement shall supersede any inconsistent terms and conditions set forth in any Release Order or other standard form used by either party.

         17.9 Governing Law. This Agreement and performance by the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without application of its conflicts of law provisions or principles.

         17.10 Title and Risk of Loss. Title and risk of loss or damage to the Prototypes shall pass to Geotek upon delivery to Geotek, FOB, San Diego, California. If Geotek returns defective or disapproved Prototypes, risk of loss or damage shall pass to HNS when Geotek returns them to HNS FOB Geotek's testing facilities. Title and risk of loss or damage to the Production Units shall pass to Geotek upon delivery to Geotek, FOB, San Diego, California.

         17.11    Royalties, Reporting, Payments.

                  (a) In the event that HNS manufactures any products which are identical to or equivalent to, or derivative from (including future generations) the PSU900D, which products utilize the Geotek Proprietary Information and which products are sold or leased by HNS to third parties as permitted under any of the provisions of this Agreement (but excluding any sales pursuant to the production order under this Agreement) then HNS shall pay Geotek's licensor(s) a royalty for each such product sold or leased. The amount of such royalty shall be equal to and shall be payable on the same terms and conditions as Geotek's obligation to pay to Geotek's licensor(s).

                  (b) Geotek shall have the rights, through a third party accounting firm reasonably acceptable to HNS, to periodically inspect during ordinary business hours, HNS books of accounts and records pertaining to products only for the purpose of (i) verifying any royalty payment made under this Agreement, and/or (ii) to obtain information as to royalties due and payable in case of failure of HNS to report. Such inspections shall be made no more often than quarterly. If upon examination it is determined that royalties due Geotek have been underpaid by HNS by at least 15%, then such royalty payment and all reasonable costs associated with the examination shall be paid by HNS within thirty (30) days following such determination.

         IN WITNESS WHEREOF, this Agreement has been duly executed by each party by duly authorized representative on the date first set forth above.


                                GEOTEK COMMUNICATIONS, INC.,
                                a Delaware corporation


                                By:  /s/ Yaron Eitan
                                    -----------------------------
                                    Name:    Yaron Eitan
                                    Title:   President





                                HUGHES NETWORK SYSTEMS, INC.
                                a Delaware corporation


                                By:  /s/ James F. Gandolfi
                                    ------------------------------
                                    Name:    James F. Gandolfi
                                    Title:   Vice President - Digital Cellular
                                             Systems and General Manager

                                    Annex A

                                FHMA Technology


       [To be supplied by Geotek within 30 days after the Effective Date]

                                    Annex B

                              Geotek Specification

       [To be supplied by Geotek within 30 days after the Effective Date]


a) Geotek System Level Specification for the PSU900D, incorporating the following:

         The PowerSpectrum System Specification
         System Processes and Services
         System Algorithms
         Common Air Interface
         Air Interface Messages
         Data System Specification
         Base Station Simulator Equipment Description

b)       Portable Subscriber Unit Documents, including the following:

         Geonet PSU900D Marketing Requirements Documents
         Geonet PSU900D Portable Subscriber Unit System Specification Geonet PSU900D Portable Subscriber Unit Performance Specifications Geonet PSU900D User Interface Specifications
         Geonet PSU900D Industrial Design Description
         Geonet PSU900D Requested Production Unit Shipping Schedule
         Geonet PSU900D Acceptance Criteria Plan
         Geonet CSU Asic Design Description

                                    Annex C

                       Design Specification Requirements


         The Design Specification delivered pursuant to Section 2.2 of the Agreement shall include the following documents. All such documents shall upon approval be incorporated as Annex D, and shall be modified or amended only pursuant to the terms of Section 2.6 of this Agreement.

         PSU900D System Description, including: General hardware design, General software design, General mechanical design

         Audio Performance Specification

         Interfaces Control Specifications

         User Interfaces Functions and features

         Minimum Radio Performance

         Acceptance Test Plan - Prototypes and Pre-Production Units

         Production Test Plan - Pre-production and Production Units

         Reliability Target

         Regulatory Compliance Requirements

         Manufacturing Yield and Design Margins Goals

         Serviceability and Diagnostics

         Mechanical and Environmental Specifications

         System Constraints

                                    Annex D

                     Design Specification and Project Plan

        [To be supplied by HNS pursuant to Section 2.2 of the Agreement]

                                    Annex E

                               Delivery Schedule

        [Information intentionally omitted and filed separately with the
            Securities and Exchange Commission in connection with an
                    application for confidential treatment.]

                                    Annex F

                                Development Cost

        [Information intentionally omitted and filed separately with the
            Securities and Exchange Commission in connection with an
                    application for confidential treatment.]

                                    Annex G

                     Preliminary Product Outline - PSU900D

        [Information intentionally omitted and filed separately with the
            Securities and Exchange Commission in connection with an
                    application for confidential treatment.]

                                    Annex H

                      Sample Calculations of Vendor Credit

        [Information intentionally omitted and filed separately with the
            Securities and Exchange Commission in connection with an
                    application for confidential treatment.]

                                    Annex I

                                Credit Agreement

                  [To be mutually agreed to by HNS and Geotek
                   within 180 days after the Effective Date]

                                    Annex J

                         Collateral for Vendor Credits

Geotek's utilization of the Vendor Credits set forth in Article 6 of the Agreement shall be conditioned upon HNS' receipt of a Security Agreement executed by Geotek in form and substance satisfactory to HNS, pledging to HNS, as collateral for Geotek's full and timely payment of principal and interest in respect of such Vendor Credits, Geotek's Accounts Receivable attributable to the sale of PSU900D's.

                                    Annex K

                         Conditions to Vendor Financing

The following shall be true as of the date of each borrowing under the Vendor
Financing:

(a) No event or condition shall have occurred and be continuing which constitutes, or which with notice or the passage of time or both would constitute, a default or Event of Default under the 14 3/4% Senior Secured Convertible Notes due 1998 and related documents (as determined by HNS).

(b) Ninety days from Effective Date of this Agreement HNS and Geotek will mutually agree to other conditions pertaining to Vendor Financing.

(c) Ninety days prior to the first use of the vendor credits, HNS and Geotek will meet and mutually agree to any adjustments to the financial conditions which may be required due to changed financial or other business conditions of either party. Vendor credits cannot be utilized until HNS and Geotek have agreed that the foregoing financial conditions (as so amended) have been met.

                                    Annex L

                              Spare Parts Pricing

                     [To be supplied by HNS within 90 days
                       before first production shipment]